Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SONDER HOLDINGS INC.
Sonder Holdings Inc., a Delaware corporation (the “Company”), hereby certifies as follows:
1. The name of the Company is Sonder Holdings Inc. The Company was originally incorporated under the name of Gores Metropoulos II, Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on July 21, 2020, and the Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 18, 2022 (collectively, as amended and restated to date, the “Restated Charter”).
2. The terms and provisions of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and by the stockholders of the Company. This Certificate of Amendment hereby amends the Restated Charter as set forth below.
3. The first paragraph of Article IV of the Restated Charter is hereby replaced by the following two paragraphs:
“Effective immediately upon the filing and effectiveness of this Certificate of Amendment (the “Reverse Stock Split Effective Time”), (a) each twenty (20) shares of Common Stock of the Company, par value $0.0001 per share, that are issued and outstanding or held in treasury at the Reverse Stock Split Effective Time shall be reverse split and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Company, par value $0.0001 per share, and (b) each twenty (20) shares of Special Voting Common Stock of the Company, par value $0.0001 per share, that are issued and outstanding or held in treasury on the Reverse Stock Split Effective Time shall be reverse split and combined into one (1) validly issued, fully paid and non-assessable share of Special Voting Common Stock of the Company, par value $0.0001 per share, in each case subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Company, in each case in accordance with the terms thereof. No fractional shares shall be issued upon the Reverse Stock Split, and (1) in lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, any such fractional share of Common Stock shall be paid out in cash, with reference to the closing stock price on Nasdaq (or, if the Common Stock is no longer trading on Nasdaq, on the principal trading market therefor) of the Common Stock on the trading day immediately preceding the Effective Time (as adjusted to give effect to the Reverse Stock Split), without interest, and (2) in lieu of any fractional shares of Special Voting Common Stock to which the holder would otherwise be entitled, the Company shall pay an amount in cash equal to the product of (i) the fractional share of Special Voting Common Stock to which the holder would otherwise be entitled and (ii) the Automatic Redemption Price per share set forth in Article V of the Restated Charter, rounded up to the nearest whole cent, without interest.

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 272,000,000 shares, consisting of (a) 22,000,000 shares of General Common Stock (the “General Common Stock”), including (i) 20,000,000 shares of Common Stock (the “Common Stock”), and (ii) 2,000,000 shares of Special Voting Common Stock (the “Special Voting Common Stock”), and (b) 250,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

4. This Certificate of Amendment was approved by the Board of Directors on September 18, 2023 and by the stockholders of the Company at a meeting thereof duly called and held on September 15, 2023.

5. This Certificate of Amendment shall become effective on September 20, 2023 at 4:01 p.m., Eastern Time.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Company on September 18, 2023.

SONDER HOLDINGS INC.

/s/ Ruby Hou Alexander
Ruby Hou Alexander Assistant Secretary